Exhibit 1

                        TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate-Backed Trust Certificates, Series 2001-2
CUSIP: 21988G403 & 21988GAB2

In accordance with the Standard Terms and Conditions of Trust, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending February 1, 2002.

INTEREST ACCOUNT
----------------
Balance as of August 1, 2001 ................................      $        0.00
         Scheduled Income received on securities ............      $1,248,975.00
         Unscheduled Income received on securities ..........      $        0.00

LESS:
         Distribution to Class A1 Holders ...................     -$1,220,000.00
         Distribution to Class A2 Holders ...................     -$   28,975.00
         Distribution to Depositor ..........................     -$        0.00
Balance as of February 1, 2002 ..............................      $        0.00

PRINCIPAL ACCOUNT
-----------------
Balance as of August 1, 2001 ................................      $        0.00
         Scheduled Principal payment received on securities .      $        0.00

LESS:
         Distribution to Holders ............................      $        0.00
Balance as of February 1, 2002 ..............................      $        0.00

                UNDERLYING SECURITIES HELD AS OF FEBRUARY 1, 2002
         Principal
         Amount                       Title of Security
         ------                       -----------------
         $30,500,000             Southern Company Capital Trust 8.19% Debentures
                                 due February 1, 2037
                                 CUSIP: 84248PAC1

U.S Bank Trust National Association, as Trustee


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